Exhibit 99.1

For:     THE OHIO ART COMPANY           Contact:     RON COMO & ASSOCIATES, INC.
         One Toy Street                              330 East 46th St., Suite 7C
         P.O. Box 111                                New York, NY  10017
         Bryan, OH  43506                            Tel:  (212) 557-4140
         Paul R. McCusty
         Vice President Finance                      May 7, 1999
         Tel:  (419) 636-3141                        Immediate Release

               THE OHIO ART COMPANY REPORTS OPERATING RESULTS FOR
               THE FOURTH QUARTER AND YEAR ENDED JANUARY 31, 1999

BRYAN, OHIO, MAY 7TH - The Ohio Art Company, (ASE-OAR), today announced operating results for the fourth quarter and for the year ended January 31, 1999.

Net sales for the year ended January 31, 1999 increased approximately 27% from $36,291,000 for the year ended December 31, 1997 to $45,937,000 for the year ended January 31, 1999. The Diversified Products Division reported record sales on a volume increase of approximately 9%. Both the International and Domestic Toy Divisions experienced sales increases in excess of 25%. Betty Spaghetty(R) fashion doll shipments were a major contributing factor to the favorable toy sales comparisons. For the three month period, net sales decreased approximately 15% from $11,940,000 for the quarter ended December 31, 1997 to $10,109,000 for the quarter ended January 31, 1999.

Net loss for the fourth quarter ended January 31, 1999 amounted to $2,183,000, or $2.51 per share on 867,000 average shares outstanding, compared to a net loss of $1,285,000 or $1.43 per share, on 895,000 average shares outstanding during the quarter ended December 31, 1997, as unforeseen and substantial order cancellations in mid-quarter by major toy retailers occurred too late to adjust committed spending levels and, particularly, too late to cancel advertising commitments made during the summer months.

This is the first time in 15 years that the Company has reported a loss, after having reported a profit for the first nine months of operation, because toy retailers, without advance notice, unpredictably reduced historical toy inventory levels instead of pursuing incremental sales during the holiday season.

Net loss for the year ended January 31, 1999 amounted to $1,827,000 or $2.10 per share on 869,000 average shares outstanding, versus a net loss of $5,144,000 or $5.68 per share, on 905,000 average shares outstanding during the year ended December 31, 1997. The Diversified Products Division experienced record profits surpassing the 1996 level.

In March, 1999 the Company and its Bryan, Ohio manufacturing employees concluded a new three-year contract.

Our existing lenders have indicated that they will not be extending their loan commitments and for that reason, the Company has not yet filed its Form 10-K. The American Stock Exchange has suspended trading of the Company's stock pending filing of the Form 10-K. We are in the process of discussing financing with new lenders. Until we sign a commitment with new lenders, our borrowings will be shown as short-term in our financial statements. We expect to complete negotiations with a new lender within 45 days.

This statement with respect to the Company's ability to obtain new lending commitments may be regarded as a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995.

Established in 1908 and headquartered in Bryan, Ohio, The Ohio Art Company manufactures and markets the world famous Etch A Sketch(R) drawing toy, as well as a complete line of toys that enhance and provide development, creativity, and positive reinforcement. Product lines include "Making Creativity Fun" activity toys, such as Etch A Sketch(R), Glitter Writer(R), Zooper(TM) Sounds Etch A Sketch(R), Betty Spaghetty(R) doll, and Spray FX Power Airbrush(TM). In addition, the Company's Diversified Products Division manufactures specialty plastic and lithographed products for the automotive, photographic, food container, and specialty premium markets.

                      THE OHIO ART COMPANY AND SUBSIDIARIES
                        (Thousands Except Per Share Data)

                                     Year Ended           Three Months Ended
                                 1/31/99   12/31/97      1/31/99    12/31/97
Net Sales                        $45,937   $36,291       $10,109    $11,940
Loss Before Taxes                  1,697     5,880         2,053        735
Provision for Taxes (Credit)         130      (736)          130        550
Net Loss                           1,827     5,144         2,183      1,285
Net Loss Per Share                  2.10      5.68          2.51       1.43
Average Shares Outstanding           869       905           867        895